UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 31, 2005

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Travis, Suite 2000, Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (713) 654-8960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2005, the Compensation Committee of the Board of Directors of Edge Petroleum Corporation (the “Company”) determined the recommended bonus amounts to be paid to the Company’s executive officers and other participants under the Company’s bonus program.  It also approved grants of long-term incentive stock awards under the Company’s 1997 Incentive Plan (as amended) and new base salaries for the Company’s Senior Vice President & Chief Operating Officer and for its Senior Vice President & Chief Financial Officer.  On the same date, the Board approved all such recommendations and also promoted Michael G. Long from the position of Senior Vice President & Chief Financial Officer to the position of Executive Vice President & Chief Financial Officer and John O. Tugwell from the position of Senior Vice President & Chief Operating Officer to the position of Executive Vice President & Chief Operating Officer.  The attached Exhibit 10.1 contains a description of the Company’s 2004 bonus program and bonus targets for the Company’s executive officers, which were previously approved by the Compensation Committee.  The attached Exhibit 10.2 contains a description of the new base salaries, the 2004 bonus amounts and the long-term incentive awards for the executive officers.  The Company’s 2005 bonus program and targeted bonus ranges for its executive officers are expected to be set by the Company’s Compensation Committee and independent directors during the second quarter of 2005.  The descriptions contained in the exhibits are provided pursuant to Paragraph 10(iii)(A) of Item 601 of Regulation S-K, which requires a written description of a compensation plan when no formal document contains the compensation information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: April 4, 2005	By:	/s/ Robert C. Thomas
Robert C. Thomas
Vice President, General Counsel
and Corporate Secretary

Index to Exhibits

Exhibit Number	Description

10.1	2004 Bonus Program
10.2	New Base Salaries, 2004 Bonus Amounts and 2005 Long-Term Incentive Awards for Certain Executive Officers